                                                                       EXHIBIT 4
                        RESTATED STOCKHOLDERS AGREEMENT
                        -------------------------------

     RESTATED STOCKHOLDERS AGREEMENT dated as of November 30, 1993 among ALLIANCE ENTERTAINMENT CORP., a Delaware corporation formerly known as Trinity Capital Opportunity Corp. (the "Company"), and each of the Stockholders, option
                                -------
and warrant holders of the Company listed on the signature page hereto.

     WHEREAS, each of the Stockholders, Warrantholders and Optionholders is the record and beneficial owner of the number of issued and outstanding Common Stock, Options or Warrants to purchase Common Stock of the Company set forth opposite such person's name on Schedule 1 hereto (except that CIG & Co. is record holder for certain beneficial owners as indicated on the signature page hereto); and

     WHEREAS, the parties desire to provide herein for certain matters relating to the control of the Company and to restrict the transfer of shares of Common Stock, Options and Warrants of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  Definitions.  As used in this Agreement the following terms shall have
         -----------
the following meanings:

     "Affiliate" means any Person directly or indirectly controlling, controlled
      ---------
by or under common control with the Company.

     "Agreement" or "this Agreement" means this Agreement and all Exhibits and
      ---------      --------------
Schedules hereto.

     "Block" means a quantity of the Company's Common Stock equal to at least
      -----
50,000 shares.

     "Commission" means the Securities and Exchange Commission.
      ----------

     "Common Stock" means the Common Stock, par value $0.0001 per share of the
      ------------
Company issued to and held by the Stockholders, any shares of Common Stock hereafter acquired by a Stockholder, whether by purchase, dividend or any other distribution, or as a result of a stock split, upon exercise of Options, or otherwise, and any shares of capital stock of the Company hereafter acquired by a Stockholder upon or in respect of Common Stock as a result of a merger, consolidation, stock dividend, stock split, reclassification or capital reorganization.

     "Company" means Alliance Entertainment Corp., a Delaware corporation
      -------
formerly known as Trinity Capital Opportunity Corp., and its successors.

     "Control" of any Person means the possession, directly or indirectly, of
      -------
power (a) to direct or cause the direction of the management and policies of such Person, whether by voting power, by contract or otherwise, or (b) in the case of a corporation, to vote more than fifty percent (50%) of the outstanding capital stock having ordinary voting power for the election of directors of such corporation.

     "Individual Stockholder" means each individual who is or becomes a
      ----------------------
signatory hereto.

     "Institution Stockholder" means BT Capital Corp., BCI Growth, LP, The Chase
      -----------------------
Manhattan Bank, N.A., CIG & Co. as nominee, Bear, Stearns & Co., Inc., PaineWebber Incorporated and Tucker Anthony Incorporated, and any other institution which becomes a party hereto.

     "NASDAQ" means the automated quotation system of the National Association
      ------
of Securities Dealers Inc. ("NASD").

     "Options" means any option, warrant or right to purchase Common Stock,
      -------
including without limitation the Warrants.

     "Person" means an individual, a corporation, a partnership, an association,
      ------
a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Pro Rata" means for purposes of Section 2.3 with respect to the sale of
      --------
Shares by a Stockholder, the number which bears the same proportion to the total number of Shares of Common Stock to be sold as the aggregate number of Shares of Common Stock and Warrants and Options held by such Stockholder immediately prior to such sale bears to the aggregate number of Shares of Common Stock and Warrants and Options held by all Stockholders participating in such sale.

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Shares" means shares of Common Stock, Warrants and Options to acquire
      ------
Common Stock (the right at any time pursuant to Warrants or Options to purchase one share of Common Stock being treated at such time as one Share, whether or not such right is presently exercisable).

     "Stockholder" means each signatory hereof other than the Company.
      -----------

     "Trading Volume" means the daily trading volume for the Company's Common
      --------------
Stock on NASDAQ as made available by the NASD, for the four calendar weeks preceding the week in which a sale is to be made.

     "Transfer" means any sale, assignment, transfer, pledge, hypothecation,
      --------
gift, encumbrance or other disposition of Shares.

     "Warrants" means the warrants to purchase Common Stock set forth on
      --------
Schedule 1 hereto, and any warrants issued in exchange therefor or replacement thereof.

     2.   Restrictions on Transfer.
          ------------------------

     2.1  General Restrictions.  During the term of this Agreement, none of the
          --------------------
Shares now owned or hereafter acquired by any of the Stockholders may be transferred in other than an open market transaction on NASDAQ unless otherwise consented to by the Company or unless the proposed recipient of such shares (other than a transferee who is a Stockholder prior to such transfer) shall deliver to the Company a written agreement to the effect that the Shares to be received in such proposed transfer are subject to this Agreement.

     2.2  Transfer.  Any Stockholder that transfers Shares shall do all things
          --------
and execute and deliver all such papers as may be necessary or reasonably requested by the Company's registrar and transfer agent in order to complete the transfer of such Shares.

     2.3  Transfer Procedures.  (a) Each Individual Stockholder hereby confirms
          -------------------
that it has given the Company a letter restricting its sales of Common Stock until the date six months after the Effective Date of the Merger of Alliance Entertainment Corp. into the Company. In addition to complying with its obligations under such letter, each Individual Stockholder agrees that until the public float of the shares of Common Stock attains a market value of at least $100 million, such Stockholder will comply with the following rules, as well as the provisions of Section 2.4 and any lock-up letter given by such Stockholder to the Company:

     (i) On the first day each month each Individual Stockholder will make a good faith estimate of the number of shares he/she anticipates selling during that month. No Individual Stockholder will sell, during any month, an amount greater than he/she indicated at the start of that month unless such sale is approved by the Company.

     (ii) All sales made on a single day by an Individual Stockholder shall be through one broker designated by the Company. Initially all sales will be through Tucker Anthony Incorporated.

     (iii) No shares shall be sold as the opening transaction on a trading day or within one-half hour before the termination of the period in which the last sale prices are reported.

     (iv) No such sales shall be made at lower than the highest independent bid quotation reported in Level 2 of NASDAQ.

     (v) The sales of all Individual Stockholders on a day shall not exceed the number of round lots closest to 25% of the Trading Volume other than a Block sale.

     (vi) To the extent that fewer shares are sold in a day than are indicated by the Individual Stockholders such sale shall be allocated Pro Rata among the Stockholders desiring to sell on that day, based on the number of shares owned by them.

     (b) Each Institution Stockholder hereby confirms that it has given the Company a letter restricting its sales of Common Stock (a "lock-up letter")
                                                           --------------
until the date six month after the effective date of the merger of Alliance Entertainment Corp. into the Company (the "lock-up expiration date"). In
                                           -----------------------
addition to complying with its obligations under the lock-up letter given by it, each Institution Stockholder agrees that, until the earlier of six months after the lock-up expiration date or such time as the public float of the shares of Common Stock has attained a market value of at least $100 million, it will not sell in any three month period a number of shares of Common Stock which exceeds the greater of (x) one percent of the outstanding Common Stock and (y) the average weekly volume of trading of the Common Stock during the four calendar weeks preceding the date of such proposed sale.

     2.4  Additional Transfer Restrictions.  After his lock up letter shall have
          --------------------------------
expired each Individual Stockholder agrees that he will not during any subsequent three month period individually sell more than the lesser of (a) one percent of the outstanding Common Stock, (b) one percent of the public float or
(c) twenty percent of his holdings of Common Stock; provided that all such sales will comply with the restrictions of Section 2.3 above.

To the extent that the Company after consultation with its financial advisors believes that more shares of Common Stock may be sold or that any of the restrictions set forth in Sections 2.3 and 2.4 should not apply in a given period it will so inform the Stockholders of temporary changes to these requirements.

     3.  Stockholder Rights.
         ------------------

     3.1  Co-Sale Rights.
          --------------

     (a) In the event that one or more Stockholders (the "Sellers") propose to
                                                          -------
transfer Shares in any transaction or series of related transactions in which Control of the Company is to be transferred (a "Sale of Control"), then the
                                                ---------------
Sellers proposing to sell or transfer (or their representative) shall deliver to each of the other Stockholders a written notice (the "Sale Notice") to such
                                                      -----------
effect, containing a description of the proposed transaction and the terms thereof. Upon delivery of the Sale Notice each of the other Stockholders shall have the right to require the Sellers to arrange for the sale to the proposed transferee(s) of a percentage of such other Stockholder's Shares equal to the highest percentage of any Seller's holdings of Shares that any Seller desires to sell or transfer to the transferee(s), on terms and conditions at least as favorable to such other Stockholders as the terms and conditions set out in the Sale Notice; provided, however, that in any Sale of Control each
                        --------  -------
Stockholder selling Options shall be entitled to receive from the proposed transferee(s) the consideration for shares of Common Stock otherwise payable in such transaction, net of the exercise price of such Options then in effect.

     (b) If the transferee(s) will not purchase all of the Shares which the Sellers and each other Stockholder desire to sell or transfer pursuant to this
Section 3.1, then the number of Shares which each Stockholder shall be permitted to sell or transfer to such transferee(s) shall be the same proportion of the aggregate number of Shares to be sold or transferred as the Shares held by such Stockholder bear to all Shares held by the Sellers and all other Stockholders desiring to participate in the sale or transfer to the transferee(s). The sales or transfers by the other Stockholders shall be for the same consideration and otherwise on the same terms and conditions as specified in the Sale Notice.

     (c) Each other Stockholder may exercise such person's right under this
Section 3.1 by written notice to the Seller(s) who gave the Sale Notice given within ten (10) days after the date on which such other Stockholder receives the Sale Notice.

     3.2  Registration Rights.
          -------------------

     (a) The Company agrees to use best efforts to maintain with respect to the Shares an effective registration statement under the Securities Act and a current prospectus relating thereto, and effective registration statements or qualifications under the securities laws of each holder's state of residence, for a period of five (5) years after the date hereof. To the extent such registration statements or qualifications are not maintained in effect, the Stockholders and the Company shall have the rights and obligations set forth in Exhibit A attached hereto with respect to registrations of the Company's
- ---------
securities under the Securities Act.

     (b)  The rights of an Institution Stockholder under Sections 2 and 3 of

Exhibit A shall cease to be exercisable after the later of (a) the fifth
- ---------
anniversary of the date of this Agreement, and (b) any date as of which the Institution Stockholder has disposed of Shares constituting 80% of the Shares held by it on the date hereof (determined on a fully-diluted basis), in either case provided that the Company shall continue to comply with the public information requirements for the availability of Rule 144 with respect to subsequent sales by the Institution Stockholder.

The rights of other Stockholders under Section 3 of Exhibit A shall cease to be
                                                    ---------
exercisable upon the fifth anniversary of this Agreement.

     4.  Restrictive Legends.  Each certificate evidencing Shares held by a
         -------------------
Stockholder shall contain restrictive legends substantially as follows:

          "The sale, assignment, transfer, pledge, encumbrance, or other disposition of the Shares evidenced by this certificate, or any interest in such Shares, is restricted by the terms of a Restated Stockholders Agreement dated as of November 30, 1993, a copy of which is on file at the principal office of the corporation. No such sale, assignment, transfer, pledge, encumbrance or other disposition shall be effective unless and until the terms and conditions of the aforesaid Stockholders Agreement shall have been complied with in full. A copy of such Stockholders Agreement is available upon request."

     5.   Representations and Warranties by the Stockholders.  Each Stockholder
          --------------------------------------------------
hereby represents and warrants as follows:

          (a) This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder enforceable in accordance with its terms.

          (b) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter, by-laws or partnership agreement of such Stockholder, or of any applicable law, or of any order, writ, injunction or decree of any court, administrator or arbitrator, or of any Agreement or instrument which is applicable to such Stockholder, under which such Stockholder is obligated or by which any of such Stockholder's property is bound.

     6.   Grant of Proxy.  Each of Alan Shapiro and Jerry Bassin, Alan Meltzer,
          --------------
Anil Narang, Lawrence Burstein and Barry Goldin, severally, does hereby irrevocably constitutes and appoint Joseph Bianco his true and lawful attorney, with full right of substitution, in his name, place and stead, to vote upon the stock owned by him or standing in his name, as his proxy, at any and all meetings of the stockholders of the Company upon any and all matters that may be presented considered and voted upon at any annual or special meeting of Stockholders of the Company, including the election of directors, as fully and with like effect as he might or could have done if personally present, hereby ratifying and confirming all that such attorney may do in his name, place or stead. This proxy, being coupled with an interest, is irrevocable.

     7.  General Provisions.
         ------------------

          7.1  Notices.  All notice, requests and other communications to any
               -------
party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given to the Company at 115 East 57th Street, New York, New York 10022, and to any other party at its address set forth on Schedule 1 hereto, or such other address such party may hereafter specify for the purpose by notice to the other parties. Except as otherwise provided herein, each such notice, request or other communication to a party shall be effective (a) if given by mail, three (3) business days after being deposited in the mail registered or certified, return receipt requested, with postage paid, addressed to such party as aforesaid, or (b) if given by any other means when delivered to such party at its address specified as provided in this Section.

          7.2  Equitable Relief.  The parties hereto agree that legal remedies
               ----------------
may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provision of this Agreement.

          7.3  Additional Parties.  Any person who executes an agreement to be
               ------------------
bound hereby shall be deemed to be a Stockholder and shall be bound by all obligations and, except to the extent limited in said agreement, entitled to all rights and privileges of a Stockholder as if such person had been an original signatory to this Agreement.

          7.4  Amendments.  Any provisions of this Agreement may be amended only
               ----------
if such amendment is in writing and is signed by the Company and the holders of Shares then subject to this Agreement or the Stockholders to be bound thereby.

          7.5  Successors and Assigns.  The provisions of this Agreement shall
               ----------------------
be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assignees, (including any Person who acquires any Shares and agrees to be bound by the provisions hereof).

          7.6  Governing Law.  This Agreement shall be construed in accordance
               -------------
with and governed by the laws of the State of Delaware.

          7.7  Counterparts; Effectiveness.  This Agreement may be signed in any
               ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          7.8  Captions.  The captions in this Agreement are included for
               --------
convenience of reference only, do not constitute a part hereof and shall be disregarded in the interpretation or construction hereof.

          7.9  Entire Agreement.  Subject to the terms of the Company's
               ----------------
Certificate of Incorporation, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all previous agreements (other than the separate lock-up letters executed by each of the Stockholders and a letter of even date from the Company to the Institution Stockholders), whether written or oral, relating to the same subject matter, including without limitation the Stockholders Agreement dated as of September 30, 1993 among Alliance Entertainment Corp. and the Stockholders referred to therein, and any other existing shareholder agreements or agreements in respect of registration rights. All such previous agreements, if any, among the parties hereto (or any of them) are hereby terminated and shall have no further force or effect.

          7.10  Termination.  (a) Except as with respect to provisions of this
                -----------
Agreement and any Exhibit hereto which by their terms survive the termination hereof. This Agreement may be terminated at any time by an instrument in writing signed by (i) the Company, (ii) holders of more than fifty percent (50%) of the Shares held by Individual Stockholders, and (iii) the Institution Stockholders.

          (b) Except as with respect to provisions of this Agreement and any Exhibit hereto which by their terms survive the termination hereof. This Agreement shall automatically terminate at such a time as a transfer of Control of the Company, to a Person that is not a Stockholder or an Affiliate of a Stockholder, is completed in compliance with Section 3.1. Unless earlier terminated as provided above, the provisions of Section 6 shall terminate ten
(10) years from the date hereof except that, at any time within two (2) years prior to such date, Alan Shapiro or Jerry Bassin, as the case may be, may extend the duration thereof for as many additional periods, each not to exceed ten (10) years, as they may desire.

          (c) The obligations of any Stockholder under this Agreement shall terminate with respect to any Shares transferred by such holder in compliance with this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                ALLIANCE ENTERTAINMENT CORP.


________________________                        By:________________________
Joseph Bianco                                      Title:

                                        BT CAPITAL CORPORATION

___________________________
Jerry Bassin
                                        By:________________________
                                           Title:
___________________________
Alan Shapiro

                                        BCI GROWTH, L.P.

                                        By:  Teaneck Associates, L.P.,
___________________________                  General Partner
Anil Narang

                                        By:________________________
___________________________                Title:
General Partner
R. Tobias Knobel
                                        CIG & CO. (as nominee for Connecticut
                                        General Life Insurance Company)
___________________________
Ed Raskin
                                        By:___________________________
                                           Title:
___________________________
Alan Meltzer                            CIG & CO. (as nominee for Connecticut
                                        General Life Insurance Company on behalf
                                        of one or more separate accounts)
___________________________
Diana Meltzer

                                        By:___________________________
                                           Title
___________________________
John H. Friedman

                                        CIG & CO. (as nominee for CIGNA
                                        Mezzanine Partners II, L.P.)
___________________________
Robert O. Marx

                                        By:____________________________
                                           Title:
___________________________
Elliot B. Newman


                                        THE CHASE MANHATTAN BANK, N.A.
___________________________
Alan Tuchman
                                        By:____________________________
                                           Title:
___________________________
Barry Goldin

                                        BEAR, STEARNS & CO. INC.


___________________________             By:____________________________
Lawrence Burstein                          Title:


                                        TUCKER ANTHONY INCORPORATED


                                        By:____________________________
                                           Title:


                                        PAINEWEBBER INCORPORATED


                                        By:____________________________
                                           Title:

                                 SCHEDULE 1 TO
                             STOCKHOLDERS AGREEMENT
                             ----------------------

                   List of Names and Holdings of Stockholders
                   ------------------------------------------


                                                      Number of
Name                        Shares of Common Stock    Warrants        Options
- ----                        ----------------------    ---------       -------

BT Stockholders:
- ---------------
BT Capital Corporation          1,266,221               407,905          --
280 Park Avenue
New York, New York 10017


BCI Stockholders:
- ----------------
BCI Growth, L.P.                  628,779               202,545          --
Glenpointe Centre West
Teaneck, New Jersey
 07666-6883


Management Stockholders:
- --------------------------

Joseph Bianco                   5,750,000/*/               --        2,510,000

Jerry Bassin                    2,250,000                  --          150,000

Alan Shapiro                    2,250,000                  --           25,000

Anil Narang                       675,000/**/              --          925,000

Ed Raskin                         125,000                  --           10,000

R. Tobias Knobel                  411,250                  --          195,250

John H. Friedman                    --                     --          125,000

Robert O. Marx                      --                     --          100,000

Elliot B. Newman                    --                     --          165,000

Alan Tuchman                        --                     --             --


c/o Alliance Entertainment Corp.
115 East 57th Street
New York, New York 10022



- ----------
/*/     Includes 1,125,000 shares subject to a Stock Restriction Agreement.
/**/    Includes 375,000 shares subject to a Stock Restriction Agreement.

                                                                    Number of
Name                              Shares of Common Stock  Warrants   Options
- ----                              ----------------------  --------  ---------

Meltzer Stockholders:
- ---------------------
Alan Meltzer                                   4,310,625        --         --

Diana Meltzer                                  1,436,875        --         --
c/o Frances J. Clarke Circle
    Bethel, Connecticut  06801

Employee Options                                   --           --         --


CIGNA Stockholders:
- -------------------
CIG & Co. (as nominee for
  Connecticut General Life                     1,305,125        --         --
  Insurance Company)

CIG & Co. (as nominee for
  CIGNA Mezzanine
  Partners II, L.P.)                             824,875        --         --
c/o CIGNA Investments Inc./***/
Hartford, Connecticut 06152

The Chase Manhattan Bank, N.A.
One Chase Manhattan Plaza                          --         250,000      --
New York, New York  10081

Bear Stearns & Co., Inc.                         150,000      375,000      --
245 Park Avenue
New York, New York  10167

Tucker Anthony Incorporated                       75,000      200,000      --
One World Financial Center
New York, New York  10019

PaineWebber Incorporated                          50,000      200,000      --
1285 Avenue of the Americas
New York, New York  10019

Trinity Stockholders:
- --------------------
Barry Goldin                                     560,250        --         --

Lawrence Burstein                                560,250        --         --
c/o Trinity Capital Corp.
    950 Third Avenue
    New York, New York  10022



TOTAL:
- -----


- ----------
/***/     In the event that notices/communications are sent by courier (e.g.,
Federal Express, Airborne) or Express Mail rather than by regular U.S. Postal Service, substitute "900 Cottage Grove Road, Bloomfield, Connecticut 06002" in place of "Hartford, Connecticut 06152."

                                   EXHIBIT A
                                   ---------

                                       to

                        Restated Stockholders Agreement
                       among Alliance Entertainment Corp.
                       and the Stockholders named therein

                              Registration Rights
                              -------------------


          1.  Definitions.  As used in this Exhibit A, the following terms shall
              -----------
have the following meanings:

          "BCI Stockholder" means  BCI Growth, L.P. and any transferee of Shares
           ---------------
originally owned by BCI Growth, L.P.

          "BT Stockholder" means BT Capital Corporation and any transferee of
           --------------
Shares originally owned by BT Capital Corporation.

          "Chase Stockholder" means The Chase Manhattan Bank, N.A. and any
           -----------------
transferee of Shares originally owned by The Chase Manhattan Bank, N.A.

          "CIGNA Stockholder" means CIG & Co. and any transferee of Shares
           -----------------
originally held by CIG & Co. as record holder for certain beneficial owners as indicated on the signature page to the Restated Stockholders Agreement.

          "Common Stock" means Common Stock, par value $0.0001 per share, of the
           ------------
Company.

          "Employment Agreement" means the Employment and Non-Competition
           --------------------
Agreement dated as of September 30, 1993 between the Company and Alan Meltzer.

          "Meltzer Stockholder" means Alan Meltzer and Diana Meltzer and any
           -------------------
transferee of Shares originally owned by Alan Meltzer or Diana Meltzer.

          "Pro Rata" means, with respect to the shares of Common Stock that a
           --------
Registering Stockholder has requested be included in an underwritten public offering, but which are to be excluded from such offering as provided in this Exhibit A, the same proportion of the aggregate number of shares of Common Stock to be excluded from such offering as the aggregate number of shares of Common Stock held by such Registering Stockholder bears to the aggregate number of shares of Common Stock held by all Registering Stockholders whose shares are to be excluded.

          "Registrable Securities" means, collectively, (i) Common Stock of the
           ----------------------
Company issued to Stockholders, and (ii) Common Stock issued or issuable by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to Registrable Securities. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) such securities shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require the registration or qualification of such securities under the Securities Act or any similar state law then in effect.

          "Registration Expenses" means all expenses incident to the Company's
           ---------------------
performance of or compliance with this Exhibit A and the completion of transactions relating thereto including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, the fees and disbursements of the Company's independent public accountants, including the expenses of any special audits, reviews, compilations or other reports or information required by or incident to such performance and compliance, and any fees or expenses of counsel for the Company and of one special counsel to represent the holders on whose behalf Registrable Securities are being registered, but excluding (i) any allocation of the Company or selling Stockholder personnel or other general overhead expenses of the Company or of any selling Stockholder or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business, which shall be borne by the party incurring the expense in all cases, and (ii) any underwriting discounts and commissions with respect to such Registrable Securities, which shall be borne by the holder on whose behalf such Registrable Securities are being registered.

          "Stockholder" means a holder of Common Stock.
           -----------

Unless otherwise defined herein, capitalized terms used in this Exhibit A have the meanings assigned to them in the Restated Stockholders Agreement.

          2.  Registration on Request.  (a) Upon the written request of (A) BT
              -----------------------
Stockholders holding more than fifty percent (50%) of the Common Stock and Warrants then held by all BT Stockholders, (B) BCI Stockholders holding more than fifty percent (50%) of the Common Stock and Warrants then held by all BCI Stockholders or (C) following the termination of the employment of Alan Meltzer without cause, as specified in Section 7B of the Employment Agreement, Alan Meltzer, or (D) Chase Stockholders holding more than fifty percent (50%) of the Common Stock and Warrants then held by all Chase Stockholders (in any such case, the "Requesting Stockholders"), requesting that the Company effect the
     -----------------------
registration under the Securities Act of all or part of the Registrable Securities held by such Requesting Stockholders (or, in the case of Alan Meltzer, at least 50% of the Registrable Securities then held by the Meltzer Stockholders) and specifying the intended method or methods of disposition of such Registrable Securities, the Company will promptly give written notice of such requested registration by registered or certified mail, return receipt requested, to all Stockholders and thereupon will use its best efforts to effect, at the earliest possible date, the registration, under the Securities Act, subject to Section 2(d), of

          (i) the Registrable Securities which the Company has been so requested to register by such Requesting Stockholders, for disposition as stated in such request, and

          (ii) all other Registrable Securities which the Company has been requested to register by other Stockholders holding Registrable Securities (which Stockholders, together with the Requesting Stockholders, are referred to herein as "Registering Stockholders") by written request
                            ------------------------
     delivered to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be so registered, provided that (A) if the Company shall have previously effected a
            --------
registration of which notice has been given to all Stockholders holding Registrable Securities pursuant to Section 3, in which all Institution Stockholders, or Meltzer Stockholders, wishing to do so were permitted to sell all Registrable Securities they desired to sell, the Company shall not be required by any Institution Stockholder or

Meltzer Stockholder, respectively, to effect a registration pursuant to this
Section 2 until a period of 90 days shall have elapsed from the effective date of the most recent such previous registration, (B) the Company shall not be obligated to effect more than one such registration requested by BT Stockholders, one such registration requested by BCI Stockholders, one such registration requested by Alan Meltzer and one such registration requested by the Chase Stockholders pursuant to this Section 2(a), (C) in the case of a request by an Institution Stockholder, no such registration pursuant to this
Section 2(a) shall be required before the earlier of (x) October 31, 1995 and
(y) the date one hundred eighty (180) days after the Company's initial public offering of securities registered under the Securities Act, and (D) in the case of a request by Alan Meltzer, the registration requested must involve an underwriting of all the securities requested to be registered. Each registration requested pursuant to this Section 2 shall be (i) effected by the filing of a registration statement on Form S-1, Form S-2 or Form S-3 (or any other form which the Company is qualified to use), and (ii) if the Company is qualified and if agreed to in writing by the Requesting Stockholders, filed pursuant to Rule 415 under the Securities Act (or equivalent rule then in effect).

          (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities effected by the Company pursuant to this Section 2.

          (c) The Company will not register securities for sale for the account of any Person other than (i) the Company, and (ii) holders of Registrable Securities. The Company will not grant to any Person the right to request a registration of securities except pursuant to Section 2(a). The Company may grant incidental rights to participate in registrations comparable to those granted in Section 3.

          (d) If the registration so requested by the Requesting Stockholders involves an underwritten offering of the securities so being registered, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of the Registrable Securities which the Registering Stockholders have requested to register under Section 2(a)(i) or (ii) will cause the total number of securities to be distributed to exceed the number which can be sold in an orderly manner within a price range acceptable to the holders of a majority of the Registrable Securities initially requesting the registration, then the Company will promptly furnish each Registering Stockholder a copy of the opinion of the managing underwriter, will register the shares of Common Stock which the Registering Stockholders have requested pursuant to Section 2(a)(i) or (ii) in an amount not to exceed the maximum number of shares that the managing underwriter deems advisable and, to the extent necessary so that the aggregate number of shares to be registered does not exceed the maximum amount the managing underwriter deems advisable, will first reduce the number of shares that each Registering Stockholder, other than an Institution Stockholder or a CIGNA Stockholder, has requested to register pursuant to Section 2(a)(ii), Pro Rata, and then, to the extent necessary, reduce the number of shares that each Institution Stockholder and CIGNA Stockholder has requested to register pursuant to Section 2(a)(i) or (ii), Pro Rata, and then, to the extent necessary, reduce the number of shares that each Meltzer Stockholder has requested to register pursuant to Section 2(a)(i).

          (e) If requested by the underwriters for any underwritten offering of Registrable Securities on behalf of a holder or holders of Registrable Securities pursuant to a registration requested under this Section 2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution provisions to the effect and to the extent provided in Section 6.

          (f) If, at any time after requesting registration pursuant to Section 2(a) and prior to the effective date of the registration statement filed in connection with such registration request, any Requesting Stockholder shall determine for any reason not to register such Registrable Securities, such Requesting Stockholder may, at its election, give written notice of such determination to the Company. The Company shall then be relieved of its obligations to register any Registrable Securities in connection with such Requesting Stockholder's registration request (but not its obligation to pay the Registration Expenses in connection therewith as provided in Section 2(b)), without prejudice, however, to the rights pursuant to Section 2(a) of any other Registering Stockholders to request that such registration be effected.

          (g)  In connection with the first request for registration pursuant to
Section 2(a), the Company may, within fifteen (15) days after its receipt of such request, give the Requesting Stockholders notice that it is the good faith intention of the Company to register securities under the Securities Act for sale for its own account. Thereafter, the provisions of Section 3 shall govern, and the Requesting Stockholders' registration request under Section 2(a) shall be deemed rescinded. The Requesting Stockholders shall again be entitled to request such registration under Section 2(a), but not sooner than the earliest of (i) ninety (90) days after the effective date of the Company's registration,
(ii) the Company's determination (of which the Company shall promptly notify the holders of Registrable Securities) not to proceed with its registration of securities, and (iii) the Company's failure to use best efforts to effect the registration of its securities.

          (h) In connection with any request for registration pursuant to
Section 2(a), the Company may, on one occasion only, upon a good-faith determination by the Company's Board of Directors that such a registration would interfere with the completion of a proposed corporate transaction, notify the Requesting Stockholders that it intends to defer such registration for up to one hundred twenty (120) days. In such event the Requesting Stockholders may rescind their registration request, and shall again be entitled to request such registration under Section 2(a), but not sooner than the end of the period of deferral determined by the Company.

          3.  Incidental Registrations.  (a) If, at any time, the Company
              ------------------------
proposes to register any of its securities under the Securities Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of any such holder delivered to the Company within thirty (30) days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders of Registrable Securities, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:
- --------

          (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided in Section 3(b)), without prejudice however to the rights of any Stockholders to request that such registration be effected as a registration under Section 2(a);

          (ii) if the registration so proposed by the Company involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of the Registrable Securities which the Stockholders have requested the Company to register in accordance with this Section 3(a) concurrently with the securities being distributed by such underwriters will cause the total number of securities to be distributed to exceed the number which can be sold in an orderly manner within a price range acceptable to the Company or the holders of the other securities to be distributed, as the case may be, then the Company will promptly furnish each such holder of Registrable Securities with a copy of such opinion and may deny, by written notice to each such holder accompanying such opinion, the registration of all or a specified portion of such Registrable Securities (in case of a denial as to a portion of such Registrable Securities, such portion to be allocated Pro Rata among such holders in accordance with the last sentence of Section 2(d) hereof); and

          (iii) the Company shall not be obligated to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities in connection with dividend reinvestment plans or stock option or other employee benefit plans.

          (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.

          4.  Registration Procedures.  (a)  If and whenever the Company is
              -----------------------
required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or 3, the Company will as expeditiously as possible:

          (i) prepare and promptly file with the Commission a registration statement with respect to such Registrable Securities (in any event, use its best efforts to file such registration statement within sixty (60) days after the end of the period within which requests for registration may be delivered to the Company) and use its best efforts to cause such registration statement to become effective;

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of such time as all of such Registrable Securities and other securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of nine (9) months after such registration statement becomes effective;

        (iii) furnish to each seller of such Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request;

         (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (v) furnish to each seller of Registrable Securities by means of such registration a signed counterpart, addressed to such seller, of (A) an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement speaking both as of the effective date of the registration statement and the date of the closing under the underwriting agreement)and
     (B) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as such seller may reasonably request;

         (vi) immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities or other securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

        (vii) otherwise comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

       (viii) use its best efforts to list such securities in the NASDAQ System and each securities exchange on which the Common Stock of the Company is then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange, and, if necessary, provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement.

The Company may require each such holder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

          (b) If the Company at any time proposes to register any of its securities under the Securities Act (other than pursuant to a request made under
Section 2), and such securities are to be distributed by or through one or more underwriters, the Company will make reasonable efforts, if requested by any holder of Registrable Securities who requests incidental registration of Registrable Securities in connection therewith pursuant to Section 3, to arrange for such underwriters to include such Registrable Securities among those securities to be distributed by or through such underwriters, provided that, for
                                                              --------
purposes of this sentence, reasonable efforts shall not require the Company to reduce the amount or sale price of such securities proposed to be so distributed. In all registrations under Section 2 or Section 3 hereof, the holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by underwriters shall be parties to any underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities.

          (c) Whenever a registration requested pursuant to Section 2 is for an underwritten offering, the holders of a majority of the Registrable Securities included in such registration shall have the right to select the managing underwriter to administer the offering subject to the approval of the Company, such approval not to be unreasonably withheld. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account and such securities are to be distributed by or through one or more underwriters, the managing underwriter shall be selected by the Company and approved by the holders of Registrable Securities requesting registration thereof, such approval not to be unreasonably withheld.

          (d) If any registration pursuant to Section 2 or 3 shall be made in connection with an underwritten public offering, each holder of Registrable Securities agrees by acquisition of such Registrable Securities, if so required by the managing underwriters, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within the period of time between seven days prior to the effective date of such registration statement and one hundred twenty (120) days after the effective date of such registration statement.

          5.  Preparation; Reasonable Investigation.  In connection with the
              -------------------------------------
preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to review and comment upon such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

          6.  Indemnification; Contribution.  (a) In the event of any
              -----------------------------
registration of any securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless in the case of any registration statement filed pursuant to Section 2 or 3, the holder of any Registrable Securities covered by such registration statement, its directors and officers, each officer and director of each underwriter, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such holder or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which such holder or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings or investigations in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus (unless, with respect to the indemnification of the officers and directors of each underwriter and each other person participating as an underwriter, any such statement is corrected in a subsequent prospectus and the underwriters are given the opportunity to circulate the corrected prospectus to all persons receiving the preliminary prospectus), final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(z) any violation by the Company of any securities laws, and the Company will reimburse such holder and each such director, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not
                                 --------  -------
be liable to any seller, director, officer, participating person or controlling person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company in an instrument executed by or under the direction of such seller, director, officer, participating person or controlling person for use in the preparation thereof, which information was specifically stated to be for use in the registration statement, prospectus, offering circular or other document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such seller. The Company shall agree to provide for contribution relating to such indemnity as shall be reasonably requested by any seller of Registrable Securities or the underwriters.

          (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 2(a), that the Company shall have received an undertaking satisfactory to it from the prospective sellers of such securities and their underwriters, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 6) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, but only if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such sellers or their underwriters specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such sellers.

          (c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this
Section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any
                             --------  -------
indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this
Section 6 except to the extent that the indemnifying party's rights are prejudiced, or liabilities and obligations under this Section 6 are increased, as a result of such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (iii) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other person represented by such counsel in such proceeding or the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnifying party shall not be liable for any settlement of any proceeding effected without the written consent of such indemnifying party (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment.

          (d) Indemnification and contribution similar to that specified in this Section 6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation or governmental authority other than the Securities Act.

          (e) The rights and obligations of the parties under this Section 6 shall survive any termination of the Restated Stockholders Agreement.